Exhibit 23.3
Consent of Independent Registered Public Accounting Firm
We consent to the use in this Amendment No. 2 to the Registration Statement (No. 333-167617) on Form S-1 of ReSearch Pharmaceutical Services, Inc. of our reports dated March 9, 2009, relating to our audits of the financial statements of IMEREM Institute for Medical Research Management and Biometrics — Institute für medizinisches Forschungsmanagement and Biometrie — Ein unabhaengiges Forschungsunternehmen GmbH, Infociencia Clinical Research S.L., and Therapharm Recherches Th. R., appearing in the Prospectus, which is part of this Registration Statement.
We also consent to the reference to our firm under the caption “Experts” in such Prospectus.
/s/ McGladrey & Pullen LLP
Chicago, IL
November 23, 2010